Report of Independent Registered Public Accounting
Firm

To the Board of Directors and Shareholders of Xcelthera, Inc.
San Diego, California

We have audited the accompanying balance sheets of Xcelthera, Inc. (the Company) as of October 31, 2013, and the related statements of operations, shareholder equity, and cash flows for the period then ended. These financial statements are the responsibility of the Company management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).
Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Xcelthera, Inc. as of October 31, 2013, and the results of its operations and its cash flows for the period then ended, in conformity with accounting principles generally accepted in the United States of America.


Peninsula Accounting Services, Inc.
A Certified Public Accounting Firm
December 18, 2013